EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2011, relating to the financial statements and financial highlights which appear in the October 31, 2011 Annual Report to Shareholders of Dimensional Emerging Markets Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Service Providers,” "Independent Registered Public Accounting Firm," "Disclosure of Portfolio Holdings" and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers, LLP

Philadelphia, PA
February 27, 2012